ITE
(Graphic  Omitted)
IDAHO  TAX-EXEMPT  FUND
NOVEMBER  30,  1997  REPORT
MORNINGSTAR MUTUAL FUNDS HAS AWARDED ITS SECOND HIGHEST "FOUR-STAR" RATING TO IDAHO TAX-EXEMPT FUND AS OF NOVEMBER 30, 1997. THE MORNINGSTAR RATING IS A WIDELY RESPECTED MEASURE OF RISK-ADJUSTED PERFORMANCE.* THE FUND'S MANAGERS ARE PROUD OF THIS ACCOMPLISHMENT AND WORK HARD TO CONTINUE EXCELLENT RESULTS.

Fellow  Shareowners:


For the twelve month period ending November 30, 1997, our Idaho Tax-Exempt Fund provided shareholders with a total return of 5.69%. The current 30-day yield on your Fund is 4.27%, tax-free. This is the equivalent of 7.69% of taxable income to top-bracket Idaho taxpayers.

If there is one outstanding theme in the U.S. economy for 1997, it has to be balance. Production and consumption had never been more closely synchronized. This produced remarkably stable prices for many goods and services. Also, the strong US Dollar, the growing crisis in Asia and worldwide competition continue to reduce domestic inflation. As a result, the US bond market and the Federal Reserve are beginning to trust that continuous growth will not lead to rising inflation. Long-term interest rates have moved lower for most of 1997 and we expect them to move even lower in 1998.

For the next twelve months, we expect the US economy to slow slightly. This should give the Federal Reserve the opportunity to lower short term rates modestly as well. All in all, another year of solid, reliable returns similar to 1997 seems like the most likely outcome for 1998.

As  always,   our  staff  and  portfolio  managers  welcome  your  comments  and suggestions. Only with your help can we be certain that we are meeting your investment needs - our primary objective. We appreciate your investing with us.

     NICHOLAS  KAISER,          PHELPS  MCILVAINE,
     PRESIDENT          VICE    PRESIDENT,  PORTFOLIO  MANAGER
December  9,  1997
------------------
*Morningstar's proprietary ratings reflect historical risk-adjusted performance. The ratings are subject to change each month, and are calculated from a fund's 3 and 5-year average annual returns with sales charge adjustments (if any) and a risk factor that reflects performance relative to three month Treasury bill returns. Ten per cent of the funds in a Morningstar investment category receive five stars. From time to time the adviser has waived all or a portion of fees or expenses, resulting in higher returns. Naturally, past performance may not indicate future results.

(Graphic  Omitted)
IDAHO  TAX-EXEMPT  FUND
                         November 30, 1997 Annual Report
Investments




                                      Investments
RATING*                                  ISSUER                COUPON/MATURITY    FACE AMOUNT   MARKET VALUE

AIRPORT PARKING (2.3%)
AAA                          Boise City ID Airport Rev COP    5.40% due 8/1/2011  $    115,000  $     117,852
ELECTRIC POWER (3.3%)
AAA                          Idaho Falls
-                            Electric Revenue                 6.75% due 4/1/2019       160,000        171,149
GENERAL OBLIGATIONS (38.4%)
AA                           Ada & Canyon Ctys ID                              -             -              -
-                            JSD #2 Meridian                 5.50% due 7/30/2011       150,000        154,933
A+                           Bannock Cnty ID GO Jail          5.05% due 9/1/2012        95,000         92,472
A                            Bannock Cnty ID SD #25                            -             -              -
-                            Pocatello                        5.25% due 8/1/2016       110,000        110,387
AAA                          Boise City ID GO ISD            5.50% due 7/30/2011        95,000         98,343
AA-                                                       "  5.50% due 7/30/2016       150,000        153,720
A                            Boise Cty ID SD #73             5.15% due 7/31/2010       125,000        123,577
AAA                          Canyon Cty ID SD #132           5.40% due 7/30/2011       100,000        102,870
-                                                         "  5.40% due 7/30/2012       100,000        102,270
A                            Canyon Cty ID SD #135 Notus      5.90% due 8/1/2005        50,000         51,673
-                            Series 1994                      6.00% due 8/1/2006        50,000         51,805
-                                                         "   6.00% due 8/1/2007        50,000         51,567
AAA                          Cassia, Twin Falls ID JSD #151  5.375% due 8/1/2013        85,000         86,454
-                                                         "  5.375% due 8/1/2015        75,000         75,800
AAA                          Gooding Cty ID SD #232                            -             -              -
-                            Wendell                          6.00% due 8/1/2008        55,000         57,100
AAA                          Kootenai Cty ID SD #273          6.00% due 8/1/2012       100,000        103,220
AAA                          Madison Cty ID SD #321           5.60% due 2/1/2010       150,000        154,878
AA                           Payette Cty ID SD #372          6.50% due 7/31/2008        80,000         88,032
  New Plymouth                          6.75% due 7/31/2009              155,000       171,523
-                                                         "  6.75% due 7/31/2010       100,000        110,960
AAA                          Teton Cty ID SD #401 GO          5.50% due 8/1/2012        75,000         78,390
                                                                                  ------------  -------------
-                            SUB-TOTAL                                         -     1,950,000      2,019,974
HOUSING (8.6%)
AA                           Idaho Housing Authority
-                            Single Fam Mortgage, B-1         6.85% due 7/1/2012       110,000        113,445
AA                           Idaho Housing Authority
-                            Refunding Ser A                  6.15% due 7/1/2024       150,000        155,230
AA                           Idaho Housing Authority
-                            Single Fam Mort Mezz-E-1         6.60% due 7/1/2011       105,000        108,319
AA                           Idaho Housing Authority
-                            Single Fam Mort Rev Ser B1      8.125% due 7/1/2019         5,000          5,098
-                                                         "   8.00% due 1/1/2020        25,000         25,537
AA                           Idaho Housing Authority                           -
-                            Single Fam Mort SR Ser C1        7.70% due 7/1/2017        45,000         45,949
                                                                                  ------------  -------------
-                            SUB-TOTAL                                         -       440,000        453,578
IRRIGATION (4.0%)
AA                           Boise Kuna Irr. Dist.            6.00% due 7/1/2008       200,000        210,360
MEDICAL/HOSPITALS (4.5%)
A                            Idaho Health Facility
-                            St. Alphonsus Medical Center    6.25% due 12/1/2012       175,000        189,228
-                                                         "  6.25% due 12/1/2022        45,000         47,592
                                                                                  ------------  -------------
-                            SUB-TOTAL                                         -       220,000        236,820
REAL ESTATE (2.0%)
AAA                          Idaho St Bldg Authority Ser C    5.70% due 9/1/2007       100,000        105,618





  (The accompanying notes are an integral part of these financial statements)

IDAHO  TAX-EXEMPT  FUND
(Graphic  Omitted)
November  30,  1997  Annual  Report
Investments,  Continued






RATING*                                    ISSUER               COUPON/MATURITY     FACE AMOUNT   MARKET VALUE
ROADS (3.9%)
A                               Payette L.I.D. #89-1            7.60% due 5/1/2005        30,000        30,219
A                               Post Falls, Kootenai Cty       7.00% due 4/15/1998        10,000         9,981
-                               L.I.D. #91-1                   7.20% due 4/15/1999        15,000        14,980
-                                                          "   7.40% due 4/15/2000        15,000        14,977
-                                                          "   7.60% due 4/15/2001        15,000        14,991
-                                                          "   7.75% due 4/15/2002        20,000        19,989
-                                                          "   7.95% due 4/15/2003        20,000        20,001
-                                                          "   7.95% due 4/15/2004        20,000        20,017
-                                                          "   7.95% due 4/15/2005        20,000        20,008
-                                                          "   7.95% due 4/15/2006        20,000        20,007
-                                                          "   7.95% due 4/15/2007        20,000        20,006
                                                                                    ------------  ------------
-                               SUB-TOTAL                                        -       205,000       205,176
STATE EDUCATION (15.9%)
AAA                             Boise State University          6.20% due 4/1/2010       200,000       214,522
-                               Fee Revenue                     6.30% due 4/1/2014       100,000       106,750
A-                              Idaho State University                           -
-                               Student Fee Revenue             6.40% due 4/1/2014       250,000       269,000
AAA                             University of Idaho                              -
-                               Student Fee Revenue             5.60% due 4/1/2015       185,000       191,771
A-                              University of Idaho                              -
-                               Fee Revenue                     6.85% due 4/1/2016        50,000        54,514
                                                                                    ------------  ------------
-                               SUB-TOTAL                                        -       785,000       836,557
SEWER (3.4%)
A                               Troy ID, Sewer Revenue          7.00% due 2/1/1998        10,000        10,009
-                                                          "    7.10% due 2/1/1999        10,000        10,134
-                                                          "    7.20% due 2/1/2000        10,000        10,243
-                                                          "    7.30% due 2/1/2001        10,000        10,352
-                                                          "    7.40% due 2/1/2002        10,000        10,347
-                                                          "    7.50% due 2/1/2003        10,000        10,355
-                                                          "    7.60% due 2/1/2004        10,000        10,336
-                                                          "    7.70% due 2/1/2005        15,000        15,537
-                                                          "    7.80% due 2/1/2006        15,000        15,574
-                                                          "    7.90% due 2/1/2007        15,000        15,585
-                                                          "    8.00% due 2/1/2008        15,000        15,591
-                                                          "    8.00% due 2/1/2009        20,000        20,808
-                                                          "    8.00% due 2/1/2010        20,000        20,821
                                                                                    ------------  ------------
-                               SUB-TOTAL                                        -       170,000       175,692
WATER SUPPLY (10.7%)
A-                              American Falls ID Reservoir     7.25% due 5/1/2004        70,000        75,512
-                               Ref. Series A                  7.625% due 5/1/2021       150,000       163,590
A                               McCall Water Rev., Ser 1994     6.25% due 9/1/2008       200,000       213,500
A                               McCall Water Revenue           6.375% due 9/1/2014        70,000        73,869
A                               Ucon Water & Sewer Rev. Ref.   7.75% due 12/1/2002        35,000        36,441
                                                                                    ------------  ------------
-                               SUB-TOTAL                                        -       525,000       562,912
TOTAL INVESTMENTS (97.0%)                 Cost = $4,887,562                 $          4,870,000  $  5,095,688
                                                                            ====================  ------------
Other Assets (net of liabilities) (3.0%)                                 -                     -       159,310
                                                                                                  ------------
TOTAL NET ASSETS (100%)                                                                           $  5,254,998
                                                                                                  ============

*These unaudited bond ratings reflect the adviser's current rating of each bond, as determined using Standard & Poors and Moody's ratings.

  (The accompanying notes are an integral part of these financial statements)

(Graphic  Omitted)
IDAHO  TAX-EXEMPT  FUND
                         November 30, 1997 Annual Report
Financial  Highlights

Financial  Highlights
Selected data per share of capital stock outstanding throughout the year:

                                                          For Year Ended November 30
                                       1997      1996     1995     1994     1993     1992     1991      1990    1989     1988
                                       -------  ------- -------   ----      ----     ----     ----     ----     ----     ----



NET ASSET VALUE AT BEGINNING
    OF YEAR                           $ 5.25   $ 5.28   $ 4.76   $  5.23   $ 5.16   $ 5.10   $ 5.03   $ 5.07   $ 4.98   $ 5.03
                                      -------  -------  -------  --------  -------  -------  -------  -------  -------  -------
  INCOME FROM INVESTMENT
    OPERATIONS
  Net investment income                 0.26     0.27     0.26      0.27     0.25     0.28     0.30     0.33     0.35     0.35
  Net gains or losses on securities
    (both realized and unrealized)      0.03    (0.03)    0.52     (0.46)    0.12     0.09     0.07    (0.04)    0.09    (0.05)
                                      -------  -------  -------  --------  -------  -------  -------  -------  -------  -------
Total From Investment Operations        0.29     0.24     0.78     (0.19)    0.37     0.37     0.37     0.29     0.44     0.30
  LESS DISTRIBUTIONS
  Dividends (from net investment
    income)                            (0.26)   (0.27)   (0.26)    (0.27)   (0.25)   (0.29)   (0.30)   (0.33)   (0.35)   (0.35)
  Distributions (from capital gains)    0.00     0.00     0.00     (0.01)   (0.05)   (0.03)    0.00     0.00     0.00     0.00
                                      -------  -------  -------  --------  -------  -------  -------  -------  -------  -------
Total Distributions                    (0.26)   (0.27)   (0.26)    (0.28)   (0.30)   (0.31)   (0.30)   (0.33)   (0.35)   (0.35)
NET ASSET VALUE AT END
   OF YEAR                            $ 5.28   $ 5.25   $ 5.28   $  4.76   $ 5.23   $ 5.16   $ 5.10   $ 5.03   $ 5.07   $ 4.98
                                      =======  =======  =======  ========  =======  =======  =======  =======  =======  =======
        TOTAL RETURN                    5.69%    4.66%   16.68%   (3.76)%    7.35%    7.49%    7.63%    5.94%    9.17%    6.45%
RATIOS / SUPPLEMENTAL DATA
------------------------------------
Net assets ($000), end of year        $5,255   $5,064   $5,220   $ 6,841   $7,367   $5,808   $3,803   $2,540   $  808   $  335
Ratio of expenses to average
  net assets                            0.80%    0.79%    0.75%     0.75%    0.75%    0.75%    0.75%    0.97%    0.90%    0.28%
Ratio of net investment income
  to average net assets                 4.99%    5.10%    5.07%     5.28%    4.79%    5.64%    6.08%    6.74%    6.51%    6.58%
Portfolio turnover rate                   20%      10%      28%       36%      31%      17%      15%      17%      13%     100%


  For each of the above years, all or a portion of the expenses were waived. If these costs had not been waived, the resulting increase to expenses per share in each of the above periods would be $.01, $.01, $.016, $.007, $.009, $.008, $.02,
$.02, $.05, $.10, $.19, and $.01 respectively. The increase to the ratio of expenses to average daily net assets would be .16%, .27%, .26%, .14%, .18%,
 .17%, .54%, 1.01%, 1.25%, 2.24%, and .11%, respectively.





  (The accompanying notes are an integral part of these financial statements)

(Graphic  Omitted)
IDAHO  TAX-EXEMPT  FUND
                         November 30, 1997 Annual Report
                      Statement of Assets and Liabilities




ASSETS

  Municipal bonds (cost $4,887,562)                            $5,095,688
  Cash                                                            196,274
  Interest receivable                                              90,862
  Insurance deposit                                                   801
                                                               -----------
    Total Assets                                                5,383,625
                                                               -----------
LIABILITIES
  Payable for securities purchased                                124,434
  Other Liabilities                                                 4,193
                                                               -----------
    Total Liabilities                                             128,627
                                                               -----------
NET ASSETS                                                     $5,254,998
                                                               ===========
FUND SHARES OUTSTANDING                                           995,307
ANALYSIS OF NET ASSETS
  Paid in capital (unlimited shares authorized, no par value)   5,068,912
  Accumulated net realized gain (loss) on investments             (22,040)
  Unrealized net appreciation on investments                      208,126
                                                               -----------
  Net Assets applicable to Fund shares outstanding             $5,254,998
                                                               ===========
NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE       $     5.28
                                                               ===========



                            Statement of Operations





INVESTMENT INCOME
  Interest income                                        $299,389
  Amortization of bond premiums                            (6,767)
  Accretion                                                 1,053
  Miscellaneous Income                                         22
                                                         ---------
    Gross investment income                                         $293,697
EXPENSES
  Investment adviser and administration fee                25,451
  Professional fees                                        12,790
  Shareowner servicing                                      4,050
  Printing and postage                                      4,284
  Filing and registration fees                                446
  Other expenses                                            1,900
                                                         ---------
  Total gross expenses                                     48,921
    Less advisory fee waived                               (8,311)
                                                         ---------
  Net expenses                                                  -     40,610
                                                                    ---------
    Net investment income                                       -    253,087
                                                                    ---------
NET REALIZED GAIN (LOSS) ON INVESTMENTS
  Proceeds from sales                                     986,338
  Less cost of securities sold based on identified cost   938,871
                                                         ---------
    Realized net loss                                           -     47,467
                                                         ---------  ---------
UNREALIZED GAIN (LOSS) ON INVESTMENTS
  End of period                                           208,126
  Beginning of period                                     225,804
                                                         ---------
  Decrease in unrealized gain for the period                    -    (17,678)
                                                         ---------  ---------
    Net realized and unrealized gain on investments             -     29,789
                                                         ---------  ---------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS            -   $282,876
                                                                    =========





  (The accompanying notes are an integral part of these financial statements)

(Graphic  Omitted)
IDAHO  TAX-EXEMPT  FUND
                         November 30, 1997 Annual Report
                      Statement of Changes in Net Assets




INCREASE IN NET ASSETS                                     Year ended       Year ended
                                                          Nov. 30, 1997    Nov. 30, 1996
                                                         ---------------  ---------------

FROM OPERATIONS
  Net investment income                                  $      253,087   $      252,695
  Net realized gain on investments                               47,467           (5,514)
  Net (decrease) in unrealized appreciation                     (17,678)         (25,421)
                                                         ---------------  ---------------
  Net  increase in net assets                                   282,876          221,760
                                                         ---------------  ---------------

DIVIDENDS TO SHAREOWNERS FROM
  Net investment income                                        (253,388)        (252,571)
  Capital gains distributions                                         -                -
                                                         ---------------  ---------------
                                                               (253,388)        (252,571)
                                                         ---------------  ---------------

FUND SHARE TRANSACTIONS
  Proceeds from sales of shares                                 661,445          837,937
  Value of shares issued in reinvestment of dividends           190,941          191,502
                                                         ---------------  ---------------
                                                                852,386        1,029,439
  Cost of shares redeemed                                      (691,110)      (1,154,708)
                                                         ---------------  ---------------
  Net increase in net assets from share transactions            161,276         (125,269)
                                                         ---------------  ---------------
        Total increase in net assets                            190,764         (156,080)

NET ASSETS
  Beginning of period                                         5,064,234        5,220,314
                                                         ---------------  ---------------
  End of period                                          $    5,254,998   $    5,064,234
                                                         ===============  ===============

Shares of the Fund Sold and Redeemed
  Number of shares sold                                         126,666          162,231
  Number of shares issued in reinvestment of dividends           36,545           36,855
                                                         ---------------  ---------------
                                                                163,211          199,086
  Number of shares redeemed                                    (132,545)        (223,206)
                                                         ---------------  ---------------
Net Increase (Decrease) in Number of Shares Outstanding          30,666          (24,120)
                                                         ===============  ===============





  (The accompanying notes are an integral part of these financial statements)

                        Discussion of Fund Performance
                                  (unaudited)

For the twelve month period ending November 28, 1997 Idaho Tax Exempt Fund returned shareholders +5.69%, slightly better than the 4.88% in 1996. On November 28, 1997 the thirty day SEC yield for the Fund was 4.27%, compared to 4.74% on November 29, 1996. The share price at November 28, 1997 was 5.28 compared to 5.25 at the beginning of the fiscal year.

Overall in 1997, we saw the yield curve flatten. Long rates fell modestly and short rates remained little changed. Interest rate volatility continued to decline in 1997. A flatter yield curve and falling rate volatility are both signs that the market believes the steady erosion in domestic inflation will continue into 1998. The financial turmoil in Asia has recently caused a classic "flight -to-quality"which pushes US bond prices up and moves US rates lower. This crisis is serious and will take time to resolve. The spread between municipal securities and US treasuries has been narrow most of the year and only recently widened in response to foreign buying of US Treasuries. However, we expect this spread to remain at the narrow end of its usual range. All of these factors argue of high single digit positive returns from the ITE portfolio in 1998.

The primary objective of the Fund is income exempt from federal and Idaho personal income taxes. As the yield advantage in lower rated paper has decreased we have selectively reduced our exposure to the lower rated sector of Idaho paper from 23% to 19% of the portfolio. This has allowed us to continue to achieve high income while reducing credit risk.

The secondary objective of the Fund is capital preservation. The average maturity of the Fund may be the most important factor affecting principal values in the portfolio. The effective average maturity of the Fund is now 6.5 years, slightly less than the 7.13 years at the beginning of the fiscal year. We remain optimistic that interest rates can move lower in 1998, but we do not believe that extending beyond the intermediate sector of the yield curve represents the best risk/return balance for the Fund.

The Idaho economy has slowed and leveled off. The State of Idaho is usually ranked in the lowest ten states in the country for personal income. This is a major competitive advantage for attracting new business. Recently, however Idaho has dropped two places in the National rankings for personal income. Weakness in potato prices and the effects of the financial turmoil in the Far East on Idaho's high technology companies will keep the Idaho economy on a leash for a while longer. But the government of Idaho has recently adopted a similar legal framework to the State of Delaware in order to encourage new businesses to incorporate in Idaho. Idaho's superior quality of life, reasonable land values and competitively priced labor makes the State a strong competitor for new business development in the years ahead.

High state income taxes in Idaho creates a substantial appetite among investors for local tax-exempt paper. Idaho municipal paper benefits from the imbalance between the number of buyers and the number of issues sold within the state. This imbalance is especially important in weak markets when Idaho paper may outperform issues from other states. Idaho's record of repaying municipal debt remains in unblemished condition and this also adds to investors' appetite for this high quality paper.

Though the Fund does not try to "beat" the Lehman Brothers Index or any other specific index, the Fund's returns , considering the lower price fluctuation, compares well to that of the Index for the fiscal year, as shown in the accompanying chart.

(Graphic  Omitted)
IDAHO  TAX-EXEMPT  FUND
                         November 30, 1997 Annual Report

The Line graph below compares the Idaho Tax Exempt Fund 's performance to the performance of the Lehman Brothers Composite Municipal Bond Index, a broad-based municipal bond market index. To be comparable, the Municipal Index data includes reinvested income (as computed by Lehman Brothers Fixed Income Research).

Note that this graph compares an unmanaged, expense free index to an actively managed Fund that has transaction and other costs. The Fund also stands ready to buy and sell is securities to shareholders on a daily basis, as well as providing a wide range of services to them. Additionally, it should be noted that few if any investors are able to invest in an exact index portfolio because of the large amount of securities involved to model such a index.

Were the Fund to target the index as an objective, the Fund might take greater risk by extending the average maturity of its portfolio to take advantage of the greater price fluctuation (for better or worse) available in such a portfolio. However, maintaining the stability of capital is an objective of the portfolio, so we believe the Fund has performed well considering its investment restrictions.

The graph shows that $10,000 invested in the Idaho Tax Exempt Fund at the end of September 1987 would have grown to $ 19,057at the end of November 1997. If the $10,000 could have been invested in the Lehman Brothers Composite Municipal Bond Index at the end of September 1987, then it would have grown to $ 23,462. (Graph Omitted)


                         November 30, 1997 Annual Report
                         NOTES TO FINANCIAL STATEMENTS
Note  1-ORGANIZATION
Saturna Investment Trust, (formerly Northwest Investors Trust) Trust (the "Trust") was established under Washington State Law as a Business Trust on February 20, 1987. The Trust is registered as a no-load, open-end series invest-ment company under the Investment Company Act of 1940, as amended. Four portfolios have been created to date in addition to Idaho Tax-Exempt Fund (the "Fund"). The other four portfolios distribute through a separate prospectus and the results of those funds are contained in a separate report.

Note  2--SIGNIFICANT  ACCOUNTING
POLICIES
The following is a summary of the sig-nificant accounting policies followed by the Fund.

INVESTMENTS:
Securities traded on a national exchange or the national over-the-counter market system are valued at the last sale price or, in the absence of any sale on that date, the closing bid price. Other securities traded in the over-the-counter market are valued at the last bid price. Fixed-income securities for which there are no publicly available market quo-tations are valued using a matrix based on maturity, quality, yield and similar factors, which are compared periodically to multiple dealer bids and ad-justed by the adviser under policies established by the Trustees.

The cost of securities is the same for accounting and Federal income tax purposes. Securities trans-actions are recorded on trade date. Realized gains and losses are recorded on the identified cost basis.

INCOME  AND  EXPENSES:
Interest income is reduced by the amortization of bond premiums, on a con-stant yield-to-maturity basis from pur-chase date to maturity.

Interest income is increased by accretion only for bonds underwritten as original issue discounts. Market dis-counts are recorded as realized gains upon disposition.

Expenses incurred by the Trust on be-half of the Fund (e.g., professional fees) are allocated to the Fund and the other Funds of the Trust on the basis of relative daily average net assets. The Adviser has agreed to certain limits on ex-penses, as described below.

INCOME  TAXES:
The Fund has elected to be taxed as a regulated investment company under the Internal Revenue Code and distribute sub-stantially all of its taxable net invest-ment income and realized net gains on in-vest-ments. Therefore, no provision for Federal income taxes is required. Further, the Fund intends to meet IRS requirements for tax-free income divi-dends, and requirements of the Idaho Department of Revenue for income dividends free of Idaho state income tax.

DIVIDENDS  AND  DISTRIBUTIONS  TO  SHAREOWNERS:
Dividends and distributions to share-owners are recorded on the ex-dividend date. Div-idends are paid daily and distributed on the last business day of each month. Shareowners electing to reinvest dividends and distributions pur-chase additional shares at the net asset value on the payable date.

Note  3--TRANSACTIONS  WITH  AFFILIATED  PERSONS
Under a contract approved by shareowners on October 12, 1990, Saturna Capital Corporation provides investment ad-vi-sory services and certain other adminis-tra-tive and distribution services to conduct the Fund's busi-ness. For such services, the Fund pays an annual fee equal to .50% of av-erage daily net assets. For the year ended November 30, 1997, the Fund incurred advisory fee expenses of $25,451.

Saturna Capital has volunteered to reimburse the Fund to the extent that total expenses of the Fund, (excluding interest, brokerage commis-sions and taxes) exceeds .80% through March 31, 1998. Accordingly, for the year ended November 30, 1997, Saturna Capital waived $8,311 of the advisory fee.

In accordance with the Fund's agreement with its custodian bank, National City Bank, for the year ended November 30, 1997, custodian fees incurred by the Fund, amounted to $1,420.

One trustee also serves as president of the Trust and is a di-rector and president of Saturna Capital Corporation.

The Trust acts as a distributor of its own shares, except in those states in which Investors National Corporation (a sub-si-diary of Saturna Capital Corporation) is itself registered as a broker-dealer and acts as dis-tributor without compensation. Saturna Capital Corporation acts as shareowner servicing (transfer) agent for the Fund, for a monthly fee plus certain expenses. For the fiscal year ended November 30, 1997, the Fund paid such a fee of $4,050.

Unaffiliated trustees receive a fee of $100 per meeting attended. On November 30, 1997, the trustees, officers and their immediate families as a group owned none of the outstanding shares of the Fund.

Note  4--FEDERAL  INCOME  TAXES
At November 30, 1997, the Fund had capital loss carryforwards of $22,451 which expire in 2003. Prior to their expiration, such loss carryforwards may be used to offset future net capital gains realized for Federal income tax purposes.

Note  5--INVESTMENTS
At November 30, 1997, the net unreal-ized appreciation of investments for the Fund of $208,126 com-prised gross unrealized gains of $212,446 and gross unrealized losses of $4,320.

During the year ended November 30, 1997, the Fund pur-chased $1,176,500 of securities and sold/matured $986,339 of securities.

                       Report of Independent Accountants

To  the  Shareholders  and  Board  of  Trustees
Idaho  Tax-Exempt  Fund
We have audited the accompanying statement of assets and liabilities of the Idaho Tax-Exempt Fund, a series of shares of the Saturna Investment Trust, including the schedules of investments as of November 30, 1997, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The financial statements and financial highlights presented for the year ended November 30, 1996 and prior were audited by other auditors whose report dated December 16, 1996, expressed an unqualified opinion on those statements. We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of November 30, 1997, by correspondence with the custodian and brokers. Our audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In our opinion the 1997 financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Idaho Tax-Exempt Fund as of November 30, 1997, the results of its operations, the changes in net assets and the financial highlights for the year then ended, in conformity with generally accepted accounting principles.


                                                          TAIT, WELLER & BAKER

Philadelphia,  Pennsylvania
December  12,  1997

(Graphic  Omitted)
Web:  http://www.saturna.com
E-mail:  idaho@saturna.com

Saturna  Capital
MUTUAL  FUNDS
(Graphic  Omitted)MUTUAL  FUNDS
                                 1-800/SATURNA
                                 (800/728-8762)

This report is issued for the information of the shareowners of the Fund. It is not authorized for distribution to prospective investors unless it is accompanied or preceded by an effective prospectus relating to the securities of the Fund. Idaho Tax-Exempt Fund is a series of Saturna Investment Trust.

                                     IDAHO
                                TAX-EXEMPT FUND
(Graphic  Omitted)
                    A Portfolio of Saturna Investment Trust
                                 ANNUAL REPORT
                               NOVEMBER 30, 1997